Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gcu.edu

Media Contact:

Bob Romantic

Grand Canyon Education, Inc.

602-639-7611

Bob.romantic@gcu.edu

GRAND CANYON EDUCATION, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2016 RESULTS

PHOENIX, AZ., February 16, 2017—Grand Canyon Education, Inc. (NASDAQ: LOPE), a comprehensive regionally accredited university that offers over 200 graduate and undergraduate degree programs and certificates across nine colleges both online and on ground at its over 260 acre campus in Phoenix, Arizona, today announced financial results for the quarter and year ended December 31, 2016.

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Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2016 Results

For the three months ended December 31, 2016:

•	Net revenue increased 13.3% to $244.7 million for the fourth quarter of 2016, compared to $216.0 million for the fourth quarter of 2015.

•	End-of-period enrollment increased 9.9% to 81,908 at December 31, 2016, from 74,506 at December 31, 2015, as ground enrollment increased 13.6% to 17,262 at December 31, 2016, from 15,195 at December 31, 2015 and online enrollment increased 9.0% to 64,646 at December 31, 2016, from 59,311 at December 31, 2015.

•	Operating income for the three months ended December 31, 2016 was $76.7 million, an increase of 21.5% as compared to $63.1 million for the same period in 2015. The operating margin for the three months ended December 31, 2016 was 31.3%, compared to 29.2% for the same period in 2015.

•	The tax rate in the three months ended December 31, 2016 was 37.2% compared to 38.6% in the same period in 2015. The variance in the effective tax rate year over year is primarily due to a higher contribution in lieu of state income taxes to school sponsoring organizations in the third quarter of 2016 of $4.0 million as compared to the $2.8 million contribution made in the third quarter of 2015.

•	Net income increased 25.9% to $48.0 million for the fourth quarter of 2016, compared to $38.1 million for the same period in 2015.

•	Diluted net income per share was $1.01 for the fourth quarter of 2016, compared to $0.81 for the same period in 2015.

•	Adjusted EBITDA increased 19.6% to $93.1 million for the fourth quarter of 2016, compared to $77.9 million for the same period in 2015.

For the year ended December 31, 2016:

•	Net revenue increased 12.2% to $873.3 million for the year ended December 31, 2016, compared to $778.2 million for the same period in 2015.

•	Operating income for the year ended December 31, 2016 was $237.2 million, an increase of 12.8% as compared to $210.4 million for the same period in 2015. The operating margin for the year ended December 31, 2016 was 27.2%, compared to 27.0% for the same period in 2015.

•	The tax rate for both years ended December 31, 2016 and 2015 was 37.1%.

•	Net income increased 13.0% to $148.5 million for the year ended December 31, 2016, compared to $131.4 million for the same period in 2015.

•	Diluted net income per share was $3.15 for the year ended December 31, 2016, compared to $2.78 for the same period in 2015.

•	Adjusted EBITDA increased 14.7% to $304.1 million for the year ended December 31, 2016, compared to $265.0 million for the same period in 2015.

Balance Sheet and Cash Flow

During 2016, the University financed our operating activities and capital expenditures primarily through cash provided by operating activities. Our unrestricted cash, cash equivalents and investments were $108.6 million at December 31, 2016 and our restricted cash, cash equivalents and investments were $84.9 million. In December 2012, we entered into a new credit agreement, which increased our term loan to $100 million with a maturity date of December 2019. Additionally, this facility, as amended in January 2016, provides a revolving line of credit in the amount of $150 million through December 2017 to be utilized for working capital, capital expenditures and other general corporate purposes. Indebtedness under the credit facility is secured by our assets and is guaranteed by certain of our subsidiaries. As of December 31, 2016, $25.0 million was drawn on the revolver, which was repaid in January 2017.

Net cash generated by operating activities for the years ended December 31, 2016 and 2015 was $218.3 million and $173.9 million, respectively. Cash provided by operations in 2016 and 2015 resulted from our net income plus non-cash charges for provision for bad debts, depreciation and amortization, timing of income tax and employee related payments and student deposits and changes in other working capital.

Net cash used in investing activities was $216.0 million and $200.9 million for the years ended December 31, 2016 and 2015, respectively. Our cash used in investing activities is primarily related to the purchase of short-term investments and capital expenditures, partially offset by proceeds from the sale or maturity of short-term investments. Proceeds from investment, net of purchases of short-term investments, was $20.8 million and $17.4 million during the years ended December 31, 2016 and 2015, respectively. Capital expenditures were $178.3 million and $204.7 million for the years ended December 31, 2016 and 2015, respectively. In 2016, capital expenditures primarily consisted of ground campus building projects that started in late 2015 such as three more apartment style residence halls, a 170,000 square foot classroom building for our College of Science, Engineering and Technology, a student service center, and a fourth parking structure, as well as land purchases adjacent to or near our Phoenix campus, and purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development during 2016 is $60.7 million primarily related to an off-site student services center and parking garage that is in close proximity to our ground traditional campus. Employees that worked in two leased office buildings in the Phoenix area were relocated to this new building by the end of 2016. In 2015, in order to accommodate the continued growth of our traditional ground population, we completed four additional dormitories, a classroom building for our College of Science, Engineering and Technology, and a third parking structure prior to the 2015/2016 school year and started construction on all the construction projects completed in 2016, as well as land purchases adjacent to or near our Phoenix campus, and purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development during 2015 is $10.0 million we spent to revitalize what was formerly known as the Maryvale Golf Course under a partnership agreement with the City of Phoenix. The golf course is now known as Grand Canyon University Championship golf course. Also, in late 2015, we commenced construction on the off-site student services center and parking garage that is in close proximity to our ground traditional campus.

Net cash provided by financing activities was $20.7 million for the year ended December 31, 2016. Net cash used in financing activities was $15.2 million for the year ended December 31, 2015. During 2016, net cash provided by financing activities consisted of net proceeds received from the revolving line of credit of $25.0 million, proceeds from the exercise of stock options of $13.2 million and excess tax benefits from share-based compensation of $9.9 million, partially offset by $15.4 million used to purchase treasury stock in accordance with the University’s share repurchase program and $4.7 million used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards and principal payments on notes payable, repayments on our notes payable and capital lease payments totaled $7.2 million. During 2015, $11.3 million was used to purchase treasury stock in accordance with the University’s share repurchase program and $4.3 million was used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards while principal payments on notes payable and capital leases totaled $6.8 million, partially offset by proceeds from the exercise of stock options of $3.5 million and excess tax benefits from share-based compensation of $3.6 million.

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Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2016 Results

2017 Outlook by Quarter

Q1 2017:	Net revenue of $244.5 million; Target Operating Margin 29.9%; Diluted EPS of $1.01 using 48.2 million diluted shares; student counts of 82,500
Q2 2017:	Net revenue of $212.0 million; Target Operating Margin 22.4%; Diluted EPS of $0.63 using 48.3 million diluted shares; student counts of 73,400
Q3 2017:	Net revenue of $228.0 million; Target Operating Margin 24.4%; Diluted EPS of $0.73 using 48.6 million diluted shares; student counts of 89,600
Q4 2017:	Net revenue of $265.5 million; Target Operating Margin 31.9%; Diluted EPS of $1.09 using 48.9 million diluted shares; student counts of 88,300
Full Year 2017:	Net revenue of $950.0 million; Target Operating Margin 27.5%; Diluted EPS of $3.45 using 48.4 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance, as well as; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise, affecting us or other companies in the for-profit postsecondary education sector; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; competition from other universities in our geographic region and market sector, including competition for students, qualified executives and other personnel; our ability to properly manage risks and challenges associated with strategic initiatives, including the expansion of our campus, potential acquisitions of, or investments in, new businesses, acquisitions of new properties, or the development of new campuses; our ability to hire and train new, and develop and train existing, faculty and employees; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects of our students; and other factors discussed in reports on file with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2016 Results

Conference Call

Grand Canyon Education, Inc. will discuss its fourth quarter 2016 results and 2017 outlook during a conference call scheduled for today, February 16, 2017 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 64864546 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 64864546. It will also be archived at www.gcu.edu in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a comprehensive regionally accredited university that offers over 200 graduate and undergraduate degree programs and certificates across nine colleges both online and on ground at our over 260 acre campus in Phoenix, Arizona, at leased facilities and at facilities owned by third party employers of our students. We are committed to providing an academically rigorous educational experience with a focus on professionally relevant programs that meet the objectives of our students. Our undergraduate programs are designed to be innovative and meet the future needs of employers while providing students with the needed critical thinking and effective communication skills developed through a Christian-oriented, liberal arts foundation. We offer master and doctoral degrees in contemporary fields that are designed to provide students with the capacity for transformational leadership in their chosen industry, emphasizing the immediate relevance of theory, application, and evaluation to promote personal and organizational change. Approximately 81,900 students were enrolled as of December 31, 2016. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission, Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2016 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
(In thousands, except per share data)
Net revenue	$244,663	$215,954	$873,344	$778,200
Costs and expenses:
Instructional costs and services	102,100	92,427	373,101	329,651
Admissions advisory and related, including $177 and $169 for the three months ended December 31, 2016 and 2015, respectively, and $980 and $1,575 for the year ended December 31, 2016 and 2015, respectively, to related parties	32,062	29,361	119,286	112,572
Advertising	21,000	18,419	88,152	76,229
Marketing and promotional	2,383	1,978	8,860	7,287
General and administrative	10,260	10,634	43,219	42,100
Lease termination costs	160	—	3,523	—

Total costs and expenses	167,965	152,819	636,141	567,839

Operating income	76,698	63,135	237,203	210,361
Interest expense	(497)	(414)	(1,328)	(1,248)
Interest and other income	199	(691)	249	(106)

Income before income taxes	76,400	62,030	236,124	209,007
Income tax expense	28,421	23,916	87,610	77,596

Net income	$47,979	$38,114	$148,514	$131,411

Earnings per share:
Basic income per share	$1.03	$0.83	$3.22	$2.86

Diluted income per share	$1.01	$0.81	$3.15	$2.78

Basic weighted average shares outstanding	46,470	46,035	46,083	45,975

Diluted weighted average shares outstanding	47,452	47,337	47,121	47,281

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2016 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes; (iii) share-based compensation and (iv) one-time, unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, and exit or lease termination costs. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited, in thousands)
Net income	$47,979	$38,114	$148,514	$131,411
Plus: interest expense	497	414	1,328	1,248
Less: interest income and other	(199)	691	(249)	106
Plus: income tax expense	28,421	23,916	87,610	77,596
Plus: depreciation and amortization	12,865	10,241	45,387	35,379

EBITDA	89,563	73,376	282,590	245,740

Plus: royalty to former owner	74	74	296	296
Plus: asset impairment and other fixed asset write-offs	84	657	250	2,755
Plus: contributions in lieu of state income taxes	—	—	4,000	2,750
Plus: transaction expenses	—	922	1,136	1,861
Plus: estimated litigation and regulatory reserves	—	21	—	328
Plus: lease termination costs	160	—	3,523	—
Plus: share-based compensation	3,242	2,834	12,276	11,257

Adjusted EBITDA	$93,123	$77,884	$304,071	$264,987

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2016 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

ASSETS:	As of December 31,
(In thousands, except par value)	2016	2015
Current assets	(Unaudited)
Cash and cash equivalents	$45,976	$23,036
Restricted cash, cash equivalents and investments	84,931	75,384
Investments	62,596	83,364
Accounts receivable, net	9,999	8,298
Income tax receivable	4,686	3,952
Other current assets	21,880	20,863

Total current assets	230,068	214,897
Property and equipment, net	855,528	667,483
Prepaid royalties	3,059	3,355
Goodwill	2,941	2,941
Other assets	897	3,306

Total assets	$1,092,493	$891,982

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$24,824	$34,149
Accrued compensation and benefits	19,697	17,895
Accrued liabilities	21,163	13,846
Income taxes payable	2,734	29
Student deposits	85,881	76,742
Deferred revenue	40,739	37,876
Due to related parties	120	675
Current portion of capital lease obligations	—	697
Current portion of notes payable	31,636	6,625

Total current liabilities	226,794	188,534
Capital lease obligations, less current portion	—	788
Other noncurrent liabilities	1,689	4,302
Deferred income taxes, noncurrent	23,708	14,855
Notes payable, less current portion	66,616	73,252

Total liabilities	318,807	281,731

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2016 and 2015	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 51,509 and 50,288 shares issued and 47,559 and 46,877 shares outstanding at December 31, 2016 and 2015, respectively	515	503
Treasury stock, at cost, 3,950 and 3,411 shares of common stock at December 31, 2016 and 2015, respectively	(89,394)	(69,332)
Additional paid-in capital	212,559	177,167
Accumulated other comprehensive loss	(910)	(489)
Retained earnings	650,916	502,402

Total stockholders’ equity	773,686	610,251

Total liabilities and stockholders’ equity	$1,092,493	$891,982

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2016 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
(In thousands)	2016	2015
Cash flows provided by operating activities:
Net income	$148,514	$131,411
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	12,276	11,257
Excess tax benefits from share-based compensation	(9,928)	(3,636)
Provision for bad debts	18,639	16,620
Depreciation and amortization	45,683	35,675
Deferred income taxes	8,432	4,576
Other, including fixed asset impairments	1,161	3,713
Changes in assets and liabilities:
Restricted cash, cash equivalents and investments	(9,547)	(7,544)
Accounts receivable	(20,340)	(17,313)
Prepaid expenses and other	(1,973)	(2,351)
Due to/from related parties	(555)	272
Accounts payable	(4,793)	5,002
Accrued liabilities	7,298	(5,772)
Income taxes receivable/payable	11,892	(4,965)
Deferred rent	(475)	(1,211)
Deferred revenue	2,863	1,008
Student deposits	9,139	7,158

Net cash provided by operating activities	218,286	173,900

Cash flows used in investing activities:
Capital expenditures	(178,292)	(204,718)
Purchases of land, building and golf course improvements related to off-site development	(60,727)	(13,583)
Proceeds received from note receivable	501	—
Return of equity method investment	1,749	—
Purchases of investments	(49,157)	(48,122)
Proceeds from sale or maturity of investments	69,925	65,542

Net cash used in investing activities	(216,001)	(200,881)

Cash flows provided by (used in) financing activities:
Principal payments on notes payable and capital lease obligations	(7,224)	(6,784)
Debt issuance costs	(194)	—
Net borrowings from revolving line of credit	25,000	—
Repurchase of common shares including shares withheld in lieu of income taxes	(20,062)	(15,562)
Net proceeds from exercise of stock options	13,207	3,489
Excess tax benefits from share-based compensation	9,928	3,636

Net cash provided by (used in) financing activities	20,655	(15,221)

Net increase (decrease) in cash and cash equivalents	22,940	(42,202)
Cash and cash equivalents, beginning of period	23,036	65,238

Cash and cash equivalents, end of period	$45,976	$23,036

Supplemental disclosure of cash flow information
Cash paid for interest	$1,220	$1,244
Cash paid for income taxes	$66,206	$75,587
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$7,746	$13,277
Purchases of equipment through capital lease obligations	$—	$1,156
Shortfall tax expense from share-based compensation	$260	$26
Tax benefit of Spirit warrant intangible	$253	$253

Grand Canyon Education, Inc. Reports Fourth Quarter and Full Year 2016 Results

The following is a summary of our student enrollment at December 31, 2016 and 2015 by degree type and by instructional delivery method:

	2016(1)		2015(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degrees(2)	33,215	40.6%	29,237	39.2%
Undergraduate degree	48,693	59.4%	45,269	60.8%

Total	81,908	100.0%	74,506	100.0%

	2016(1)		2015(1)
	# of Students	% of Total	# of Students	% of Total
Online(3)	64,646	78.9%	59,311	79.6%
Ground(4)	17,262	21.1%	15,195	20.4%

Total	81,908	100.0%	74,506	100.0%

(1)	Enrollment at December 31, 2016 and 2015 represents individual students who attended a course during the last two months of the calendar quarter. Includes 847 and 679 students pursuing non-degree certificates at December 31, 2016 and 2015, respectively.
(2)	Includes 7,084 and 6,302 students pursuing doctoral degrees at December 31, 2016 and 2015, respectively.
(3)	As of December 31, 2016 and 2015, 49.5% and 47.8%, respectively, of our working adult students (online and professional studies students) were pursuing graduate or doctoral degrees.
(4)	Includes both our traditional on-campus ground students, as well as our professional studies students.